Exhibit 99.1

FOR IMMEDIATE RELEASE

Carmike Cinemas to Acquire Nine Entertainment Complexes with 147 Screens from Muvico Theaters

- Acquired Theaters Include Two Bogart’s Bar & Grill Restaurants, Two IMAX and Two MuviXL Large Screen Auditoriums

COLUMBUS, Georgia and FORT LAUDERDALE, Florida – November 4, 2013 – Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, announced today the signing of a definitive agreement to purchase nine entertainment complexes with an aggregate of 147 screens located in Florida, California and Illinois from Muvico Entertainment, L.L.C. (dba Muvico Theaters) for $31.75 million in cash. All assets and obligations being acquired are subject to customary accounting adjustments to reflect acquisition date fair value as well as the reclassification of certain lease related obligations. The transaction is expected to close in the fourth quarter of 2013.

Upon closing, Carmike’s theatre portfolio will increase to 257 theatres with an aggregate of 2,681 screens in 37 states. The acquisition is projected to add incremental revenue of $68 million and, after general and administrative synergies, pro forma EBITDA of $5.4 million to Carmike’s financials for the trailing twelve month period ended August 31, 2013. A reconciliation of net income to pro forma EBITDA (a non-GAAP measure) is included below.

Carmike Cinemas’ President and Chief Executive Officer David Passman stated, “This opportunistic acquisition of nine premium properties in three states will further increase our revenue and operating base and represents another excellent opportunity to expand our platform in attractive, complementary markets. Consistent with Carmike’s stated acquisition criteria, this transaction presents a number of operational and cost synergy opportunities.

“Similar to Carmike, Muvico is a cinema technology leader and industry pioneer, with recent capital expenditures for digital projection system upgrades, IMAX and MuviXL large format screens, installations of cutting-edge sound, reserved seating and ticket kiosks, as well as additional facility enhancements. We expect limited incremental maintenance capital expenditures on these acquired facilities over the near-term.

“The acquisition also will bring two Bogart’s Bar & Grill restaurants to our circuit at the Thousand Oaks, Calif. and Rosemont, Ill. complexes, furthering our entry into the full-service food and beverage arena. A majority of the theatres have beer and wine service, as well as on-site entertainment centers, party rooms and conference facilities.

“Carmike’s ongoing operating execution, combined with select accretive transactions, has continued to positively impact our top- and bottom-line results, further strengthening our position to secure additional growth opportunities as we move closer to our 300 location, 3,000 screen goal. We are delighted to add these well-maintained theatres to our expanding circuit, and the entire Carmike team looks forward to welcoming the Muvico associates to our growing family,” concluded Mr. Passman.

Muvico Entertainment L.L.C. President and Chief Executive Officer, Neil Bretan stated, “We are pleased that a circuit with the visionary leadership and caliber of seasoned management of Carmike will be the new stewards of the Muvico assets and brand. We are confident Carmike’s commitment to the high level of guest service Muvico has consistently delivered to our loyal guests over the last twenty years will make the transition to new ownership a seamless one for all.”

Of the acquired auditoriums, 97% feature digital projection systems and all contain luxurious stadium seating configurations. Approximately 24 percent of the screens are 3-D-capable and four theatres have premium large format screens, two IMAX auditoriums as well as two MuviXL large screen auditoriums. All locations include D-BOX motion-code action seats. Carmike operates 28 of its own premium large format auditoriums, with 20 proprietary BigD large format digital experience screens in addition to its eight IMAX locations. Of the nine theatres being purchased, seven are located in Florida, where Carmike currently has 13 locations. The Rosemont 18 is slated to be Carmike’s 11th Illinois theatre. The Thousand Oaks 14 will be Carmike’s first California-based complex, marking its 37th state with at least one location. All 147 screens in this prospective transaction are already participants in Screenvision’s cinema advertising network, which includes more than 14,000 screens throughout the US.

Theatres being acquired from Muvico:

State	Location	Theatre	State	Location	Theatre
Calif.	Thousand Oaks**/***	Thousand Oaks 14	Fla.	Tampa	Starlight 20
Ill.	Rosemont**/***	Rosemont 18	Fla.	Tampa	Centro Ybor 15
Fla.	West Palm Beach*	Parisian 20	Fla.	St. Petersburg*	Baywalk 20
Fla.	Pompano Beach	Broward 18	Fla.	Palm Harbor	Palm Harbor 10
Fla.	Hialeah	Hialeah 12

*	Denotes theatre with an IMAX auditorium
**	Denotes theatre with a MuviXL auditorium
***	Denotes theatre with a Bogart’s Bar & Grill full service restaurant

Macquarie Capital acted as financial advisor and King & Spalding LLP acted as legal counsel to Carmike Cinemas in this transaction. Dresner Partners acted as financial advisor and Seyfarth Shaw LLP acted as legal counsel to Muvico Entertainment, L.L.C., in this transaction.

MUVICO ENTERTAINMENT, L.L.C.

SUPPLEMENTARY NON-GAAP RECONCILIATION

PRO FORMA EBITDA (Unaudited)

($ in thousands)

Twelve Months Ended August 31,
2013
Net income[1]	$55
Interest expense[1]	12
Depreciation and amortization[1]	2,704

EBITDA[1]	$2,771
General and administrative[2]	2,639

Pro forma EBITDA	$5,410

(1)	Net income, interest expense, depreciation and amortization expense and EBITDA, as defined below, reflect the historical results for the twelve month period ending August 31, 2013 and do not give effect to the reclassification of certain lease related obligations expected to occur upon closing of the transaction.
(2)	Represents estimated annual general and administrative synergies

EBITDA is defined as net income plus interest expense and depreciation and amortization. Pro forma EBITDA is defined as EBITDA, as defined above, plus general and administrative expense synergies.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema, 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of June 30, 2013, Carmike had 245 theatres with 2,476 screens in 35 states, with a digital footprint of 2,373 screens, including 227 locations with 940 screens also equipped for 3-D. The circuit includes 20 “Big D” large format digital experience auditoriums, featuring state-of-the-art equipment and luxurious amenities, as well as 8 IMAX® auditoriums. As “America’s Hometown Theatre Chain,” Carmike’s primary focus is small to mid-sized community locations.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike Cinemas, Inc. (the “Company”) contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding the closing of the acquisition and the effect of the acquisition. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: our ability to achieve expected results from our strategic acquisitions, general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement and the indenture governing our 7.375% Senior Secured Notes due 2019; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2012, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Robert Rinderman or Jennifer Neuman	Richard B. Hare
JCIR – Investor Relations/Corporate Communications	Chief Financial Officer
(212)835-8500 or ckec@jcir.com	(706)576-3416

# # #